Exhibit 10.47

Lett Law Firm

EXECUTION VERSION	Dan Moalem, Attorney

Our ref: 224925-BNO

SHARE SALE AND PURCHASE AGREEMENT

By and between of the first part

Mobile People Holding ApS

Central Business Register (CVR) No. 26 36 24 66

Tyrsbakke 6

DK-2840 Holte

Denmark

and

Mathias Schrøder

Mølledammen 17

DK-3550 Slangerup

Denmark

and

Jonas Donovan Hansen

Esbern Snares Gade 3, 4.tv

DK-1725 København V

Denmark

and

Kasper Nikolaj Berntsen

Stendyssevej 3

DK-2900 Hellerup

Denmark

and

Brian Sejr Weinreich Jakobsen

Copenhagen Aarhus Kolding

Vidarsvej 3

DK-3600 Frederikssund

Denmark

and

Jens Jakob Kramhøft

Højsgårds Alle 57, 1.

DK-2900 Hellerup

Denmark

and

Tue Haste Andersen

Jellerødvænge 20

DK-2980 Kokkedal

Denmark

and

Claudia Poepperl

26 Holland Park Gardens

W14 8EA London

United Kingdom

and

Jesper Wermuth

Vespervej 11, 1.

DK-2900 Hellerup

Denmark

(“Sellers”)

and of the second part

Local Matters, Inc.

Corporate Headquarters Denver

1221 Auraria Parkway

Denver, Colorado 80204

(“Purchaser”)

relating to

Mobile People A/S

Central Business Register (CVR) No. 26 36 23 18

Toldbodgade 12

DK-1253 København K

Denmark

(“Company”)

Table of contents:

1.	Definitions		8
2.	Transfer of the Shares		15
	2.1	Transfer of the Shares	15
	2.2	Warrants	15
	2.3	Further Assurance	16
3.	Extraordinary dividend payment		16
4.	Purchase Price		16
	4.1	Total Purchase Price	16
	4.2	Payment in cash	16
	4.3	Payment in Closing Shares	17
	4.4	Payment in Performance Shares	17
	4.5	Purchaser’s continued financial support to the Company in the Performance Periods	20
5.	Conditions precedent to Closing		20
	5.1	Conditions Precedent to the Purchaser’s obligations	20
	5.2	Conditions Precedent to the Sellers’ Obligations	21
	5.3	Conduct of Business	22
6.	Closing		23
	6.1	Closing	23
	6.2	Actions to be taken by the Purchaser	23
	6.3	Actions to be taken by the Sellers	24
	6.4	Actions to be taken by the Sellers and the Purchaser	25
	6.5	Post Closing Tasks	25
7.	No IPO		26
8.	Due Diligence Documentation		27
	8.1	Due Diligence Documentation	27
9.	Warranties of the Sellers		28
	9.1	Authority	28
	9.2	No breach	28
	9.3	Title	29
	9.4	The Company	29
	9.5	Share Capital	29
	9.6	Warrants, Options or Other Rights in relation to the Shares	29
	9.7	Constituent Documents	30
	9.8	Financial Statements	30
	9.9	Compliance with Material Agreements	32
	9.10	Absence of Adverse Changes	33
	9.11	Taxes	33
	9.12	Employment Matters	34

	9.13	Insolvency	35
	9.14	Largest customers and largest suppliers	35
	9.15	Related Party Matters	36
	9.16	Intellectual Property Rights	36
	9.17	Compliance with Legal Requirements	37
	9.18	Change of Control Contracts	38
	9.19	Actions and Proceedings	38
	9.20	Insurance	38
	9.21	Bank Accounts	39
	9.22	Transaction costs	39
	9.23	Full Disclosure	39
	9.24	Qualification of subcontractor	39
10.	Representations and Warranties of the Purchaser		40
	10.1	Incorporation	40
	10.2	Authority	40
	10.3	No Breach	40
	10.4	IPO	41
	10.5	Escrow Account	41
	10.6	Title to the Sellers Shares	41
11.	Covenants and agreements		41
	11.1	Closing Shares – lock-up period	41
	11.2	Change of Control Contracts	42
	11.3	Share Transfer Duty	42
	11.4	Expenses	42
	11.5	Joint taxation	43
12.	Indemnification		46
	12.1	Obligation of the Sellers to indemnify	46
	12.2	Obligation of the Purchaser to indemnify	46
	12.3	Notice of Asserted Liability	46
	12.4	Limitations	47
	12.5	Exclusion of limitations and the Purchaser’s other remedies	49
	12.6	Specific Indemnities	49
13.	Restrictive covenant		49
	13.1	Restrictive covenant for the Key Employees	49
14.	Miscellaneous		51
	14.1	Publicity	51
	14.2	Notices	51
	14.3	Waivers and Amendments	52
	14.4	No Assignment	53
	14.5	Governing Law and Arbitration	53
	14.6	Severability	54

14.7	Schedules	54
14.8	Headings	54
14.9	Bookkeeping and Accounting Documentation	54
14.10	Confidentiality	54
14.11	Costs and Expenses	55
14.12	Entire Agreement	55
14.13	Counterparts	55

Schedules:

Schedule A	The Mobile People Contracts
Schedule B	Service Agreements with Key Employees
Schedule C	Standard Employee Agreement
Schedule D	Minutes of extraordinary general meeting
Schedule E	Articles of Association as of Closing
Schedule F	List of warrant holders and specification of allotted warrants prior to Closing
Schedule 1A	Draft of annual accounts 2007
Schedule 2.2.2	Acceptance Form
Schedule 4.2(a)	Loan Agreements with outstanding balances as per Signing
Schedule 4.2(b)	Loan Agreements with outstanding balances as per Closing
Schedule 4.3.3	Escrow Agreement
Schedule 8.1.5	List of Due Diligence Documentation
Schedule 9.8.6
through 9.8.17	Material Agreements
Schedule 9.12.1	List of Employees and key terms
Schedule 9.12.5	List of bargaining agreements and local agreements
Schedule 9.14.1(a)	List of the largest customers
Schedule 9.14.1(b)	List of the largest suppliers
Schedule 9.16.2	List of IP rights
Schedule 9.16.3	List of open software
Schedule 9.18	List of agreements with change of control Clauses
Schedule 9.20	List of insurance policies
Schedule 9.21	List of bank accounts

On March 2008, the following

SHARE SALE AND PURCHASE AGREEMENT

has been entered into by and between Mobile People Holding ApS (the “Seller”) of the first part and Local Matters Inc. (the “Purchaser”) of the second part.

WHEREAS

(A)	the Sellers control and own 100% of the outstanding share capital of the Company (as defined in Clause 1), which is engaged in the business of local mobile search solutions for publishers.

(B)

the Purchaser is engaged in the business of providing local search services and solutions to yellow pages publishers and voice-based directory assistance providers, as well as internet media publishing;

(C)	the continued efforts of the Key Employees are of key interest to the Purchaser;

(D)	the Purchaser wishes to acquire the Shares (as defined in Clause 1) in the Company from the Sellers, and the Sellers wish to divest the Shares in the Company to the Purchaser;

(E)

the Sellers and the Purchaser wish to set out the terms and conditions on which the Sellers will sell and transfer all of the Shares to the Purchaser and on which the Purchaser will acquire all, and not less than all, the Shares from the Sellers.

SO NOW THEREFORE THE PARTIES HERETO have agreed as follows:

1.                Definitions

As used in this Agreement, the following terms shall have the following meanings unless the context requires otherwise:

“Accounting Principles” shall mean the accounting principles applied when preparing the Accounts 2007 as further set out in the Schedule 1A, which are in accordance with US GAAP.

“Accounts Date” shall mean 31 December 2007.

“Accounts 2007” shall mean the audited consolidated annual accounts of the Company as at the Accounts Date, which are in accordance with the Accounting Principles.

“Affiliate” shall mean, in respect of a Person, any Person that is controlled by, controls, or is under common control with the first Person, in each case for so long as such control continues. For purposes of this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or other ownership interests, by contract or otherwise), provided that, in any event, any Person which owns, directly or indirectly, more than 50% of the securities having ordinary voting power for the election of directors or other governing body of a corporation or more than 50% of the partnership or other ownership interest of any other Person will be deemed to control such corporation or Person.

“Agreement” shall mean this share sale and purchase agreement and its Schedules as amended from time to time pursuant to Clause 15.3.

“Acquisition Transaction” means any transaction involving: (a) the sale or other disposition of all or any portion of the Company’s business or (b) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Company or the Sellers.

“Business Day” shall mean any day on which the banks are generally open for business to the public in Copenhagen, Denmark and New York, New York.

“Change of Control Contracts” shall mean any contracts relating to the Company entered into by the Company with third parties listed in Schedule 9.18 hereto.

“Closing” shall mean the consummation of the transactions contemplated by this Agreement, as provided for in Clause 6.

“Closing Date” shall mean the date on which Closing occurs, as set out in Clause 6.1.

“Company” shall mean Mobile People A/S, CVR no. 26 36 23 18, a public limited liability company incorporated under the laws of Denmark, having its principal office at Toldbodgade 12, DK-1253, Copenhagen K, Denmark.

“Constituent Documents” shall mean the memorandum and articles of association of the Company.

“DKK” shall mean Danish Kroner, being the lawful currency of the Kingdom of Denmark.

“Due Diligence Documentation” shall mean the due diligence documentation referred to in Clause 8.1 and listed in Schedule 8.1.5.

“Effective Date” shall mean the date at which the Purchasers’ Shares commence trading on the first day offering price to the public of the Purchaser’s Shares in the IPO.

“Effective Price” shall mean the offering price to the public of the Purchaser’s Shares in the IPO.

“Employees” shall mean all employees employed with the Company as of the date of Closing of this Agreement including (without limitation) the managing director.

“Escrow Account” shall mean the escrow account as set forth in the Escrow Agreement.

“Escrow Agreement” shall mean the agreement attached to the Agreement as Schedule 4.3.3.

“Funding” shall mean up to six monthly loans of USD 100,000 each in cash granted by the Purchaser to the Company in the period from July

2008 to December 2008, such loans in the period not to exceed a total of USD 600,000.

“Intellectual Property Rights” means any or all of the following and all rights in, arising out of, or associated therewith:  (i) all Danish, international and foreign patents and applications therefore and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and the right to sue for past infringement; (ii) all software inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, business plans and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefore, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefore throughout the world; (v) all domain names, URLS, trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefore throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Interim Accounts” shall mean monthly non-audited financial statements of the Company, including P/L and cash flow.

“IPO” shall mean an initial public offering of the Purchaser’s Shares on the Toronto Stock Exchange, Canada (TSX).

“Key Employees” shall mean Jens Andersen and Carsten Gildum.

“Law” shall mean any EU, federal, national, state, provincial, local or other law or regulation in any country or jurisdiction and the regulations and orders promulgated there under.

“Loans” shall mean the loans and any other financial facilities as outlined in Schedule 4.2 (a) – (b).

“Lock-up Agreement” shall mean the agreement attached hereto as Schedule 11.1.

“Master Loan Agreement” shall mean the loan agreement entered into between the Company and the Purchaser regarding loan facilities of up to USD 900,000.

“Material Adverse Effect” means any material adverse change or effect on the business, assets, liabilities or results of operations of the Company, except any such change or effect resulting from (i) the execution or the announcement of this Agreement or the execution, or (ii) changes generally affecting the industry in which the Company operates other than any such change that disproportionately impacts the Company.

“Material Agreements” shall mean the agreements listed in Schedules 9.8.6 through 9.8.17.

“Mobile People Contracts” shall mean the contracts entered into between the Purchaser (or an Affiliate of such) and the Company as listed in Schedule A.

“Mobile People Gross Revenue” shall mean the revenue expressed in USD of the total sales revenue recognized of the financial statements of the Purchaser for business corresponding to the products and services of the Company as determined by Ernst & Young in Copenhagen, Denmark. US GAAP principles of accounting will be employed by the Purchaser for these purposes.

“Parties” shall mean the Sellers and the Purchaser of this Agreement collectively.

“Party” shall mean any one of the Parties individually.

“Performance Period 2008” means the calendar year 2008.

“Performance Period 2009” means the calendar year 2009.

“Person” shall mean any individual, corporation, partnership, firm, joint venture, association, Joint Stock Company, trust, incorporated or unincorporated organisation, governmental or regulatory body or other entity.

“Purchase Price” shall mean the purchase price for the Shares as provided for in Clause 4.

“Purchaser’s Shares” shall mean the registered share capital of the Purchaser, having been admitted for trading on the Toronto Stock Exchange, Canada (TSX) as of Closing but not as of Signing.

“Purchaser’s Warranties” shall mean the representations and warranties (erklæringer og indeståelser) given by the Purchaser to the Sellers as set forth in Clause 10.

“Recurring Revenue” shall mean the amount of gross revenue recognized which is considered to be of a recurring nature. Specifically, this equals the sum of all transactional revenues, advertising revenues, hosted service revenues and annual license and support revenues and labour cost for professional services revenues in which the customer contracts for a minimum of 12 months of service. By definition, this excludes all one-time labour fees and the portions of enterprise license fees which are explicitly or “reasonably interpreted” as one-time in nature in accordance with previous calculations reviewed and agreed by the Parties.

 “Required Consents” means those consents set forth in Schedule 9.18 hereto.

“Schedule”(s) shall mean any and all schedules attached to this Agreement.

“Sellers” shall mean Mobile People Holding ApS as holder of nominal DKK 501,000 shares in the Company and the Warrantholders, as defined in Schedule F, as holder of totally nominal DKK 25,000 shares in the Company.

“Sellers’ Closing Shares” shall mean the part of the Sellers’ Shares to be delivered to the Sellers according to Clause 4.3.

“Sellers’ Knowledge” shall mean the best knowledge and belief that Jens Andersen, Carsten Gildum, Brian Jakobsen, Allan Smidt, Jørn Svendsen, Florus Buth and Lisa Sommer, who are all the members of the management of the Company, had or should have had at the execution of this Agreement and at Closing.

“Sellers’ Performance Shares” shall mean the part of the Sellers’ Shares to be delivered to the Sellers according to Clause 4.4.

“Sellers’ Shares” shall mean a number of Purchaser’s Shares all listed on the Toronto Stock Exchange corresponding to a total value of USD 15,000,000 and to be delivered to the Sellers as further specified in Clauses 4.3 and 4.4 of this Agreement. The number of shares to be issued shall be calculated based on the Effective Price. Sellers’ Closing Shares and Sellers’ Performance Shares shall together constitute the Sellers’ Shares.

“Sellers’ Warranties” shall mean the representations and warranties given by the Sellers to the Purchaser as set forth in Clause 9.

“Shares” shall mean nominally DKK 526,000 shares in the Company, representing 100 per cent of the shares issued by the Company, to be amended only if Warrants are duly exercised after which the nominal amount of shares may be increased accordingly.

“Signing” shall mean 19 March, 2008, at which date this Agreement shall be signed by all Parties, and being subject to the conditions to Closing laid down in this Agreement.

“Taxes” or “Tax” shall mean all tax liabilities, whether actual or deferred, in respect of income taxes, sales taxes, VAT, withholding taxes, stamp duties, share transfer taxes, payroll taxes, social security taxes and property taxes and all other taxes and public duties of any kind.

 “USD” shall mean United States Dollars, being the lawful currency of the United States of America.

“Warranties” shall mean the representations and warranties set out in Clauses 9 and 10 of this Agreement.

“Warrantholder(s)” shall mean the holders of Warrants as specified in Schedule F.

“Warrants” shall mean the 25,000 warrants issued by the Company to Warrantholders, any and all of such warrants to be exercised prior to Closing, or in case they are not exercised prior to Closing to be considered null and void as of Closing. Hence, any shares resulting from the exercising of the warrants shall be considered encompassed by the definition of Shares in this Agreement.

2.
Transfer of the Shares

2.1
Transfer of the Shares

The Sellers hereby agree to sell and transfer the Shares to the Purchaser at Closing and the Purchaser hereby agrees to purchase the Shares from the Sellers at Closing on the terms and conditions of this Agreement.

2.2
Warrants

2.2.1

It is acknowledged that certain Sellers, the Warrantholders as defined in Schedule F, will, prior to Closing, exercise Warrants issued to him/her and pay in the relevant subscription amount in order to subscribe for and receive the Shares that such Sellers will transfer under this Agreement.

2.2.2

Any and all Warrantholders shall have signed the Acceptance Form attached hereto as Schedule 2.2.2 according to which all Warrantholders agree to be legally bound to exercise all their respective Warrants fully and to pay in the relevant amount to the Company prior to Closing. It is the Sellers’ responsibility to procure the signatures of all the Warrantholders prior to Closing, cf. Clause 2.2.3 below.

2.2.3

It is further acknowledged and agreed that the following shall apply in relation to Sellers that pre-Closing will exercise Warrants issued to him/her in order to receive the Shares that such Sellers will transfer under this Agreement. In the event that such Warrantholder has not paid the full exercise price under the Warrants to the Company at the latest three Business Days prior to the Closing, then such Warrantholder has not acquired the Shares concerned and accordingly, such Shares do not exist and can not be sold and the Warrantholder cannot be considered a

Seller. Each of the Sellers and the Warrantholders confirm that they are aware of and accept (both in relation to the Purchaser and in relation to the Company and also in relation to the other Sellers), conditional upon Closing occurring hereunder, that the Warrants that have not been effectively exercised by such Warrantholder through effective payment by the Warrantholder to the Company no later than three Business Days prior to Closing of the subscription amount stipulated by the Company shall lapse at Closing and shall no longer be valid and exercisable Warrants.

2.3
Further Assurance

Each of the Parties shall execute such documents and other instruments and take such actions, as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated hereby, including in relation to the Warrants.

3.
Extraordinary dividend payment

In the period between Signing and Closing the Sellers have no right to receive, and shall cause the Company not to pay or distribute, any extraordinary dividend payment pertaining to the Shares.

4.
Purchase Price

4.1
Total Purchase Price

The Purchase Price amounts to a total payment of a value of up to USD 20,000,000.

The Purchase Price shall be comprised of a payment in cash and a partly performance based payment made up by the delivery of the Sellers’ Shares. The Purchase Price shall be distributed in accordance with Clause 4.2, Clause 4.3, and Clause 4.4.

4.2

Payment in cash

USD 5,000,000 minus the outstanding balances on the loans as mentioned in Schedule 4.2(a) shall be paid to the Sellers (pro rata based on their relative ownership of the Shares) at Closing by transfer of immediately available funds to the Sellers’ client account with Accura Advokataktieselskab, Reg. number.: 3001, account number 3001 913 808, Swift: DABADKKK, IBAN: DK8030003001913808.

The outstanding balances including interest on the loans mentioned in Schedule 4.2(a) shall be repaid by the borrower (Mobile People A/S) to the lender (Mobile People Holding ApS) at Closing by transfer of immediately available funds to the Sellers client account with Accura Advokataktieselskab, Reg. number.: 3001, account number 3001 913 808, Swift: DABADKKK, IBAN: DK8030003001913808. The total amount which will be transferred to the Sellers’ client account at Closing is thus USD 5,000,000.

4.3

Payment in Closing Shares

4.3.1

At Closing, the Sellers will be paid (pro rata based on their relative ownership of the Shares) in Sellers’ Closing Shares totalling a value of (a) USD 8,000,000 (based on the Effective Price) minus the outstanding balance on the Loans listed in Schedule 4.2(b). At Closing Schedule 4.2(b) will be replaced by Schedule 4.2(c) (not yet prepared), which calculates the outstanding balance on the Loans listed in Schedule 4.2(b), including interest on the date prior to Closing. The official DKK/USD exchange rate on the date prior to Closing will be used, if applicable.

4.3.2

Simultaneously with Closing, Sellers’ Closing Shares, totalling a value of 2,000,000 USD (based of the Effective Price), shall be placed in the Escrow Account for a period equal to fifteen (15) months as a source of indemnity for the Warranties, and may be released subject to any Claims pursuant to Clause 12 hereof.

4.3.3

Sellers’ Closing Shares delivered to the Sellers at Closing shall be transferred to the Sellers free and clear of any lien, option, claim, charge, encumbrance or other security interest at Closing and in accordance with Schedule 4.3.3.

4.4

Payment in Performance Shares

4.4.1	Simultaneously with the closing of the IPO, a number of Sellers’ Shares of a totalling value of USD 5,000,000 based on the Effective Price, will be placed in the Escrow Account and may be released if and to the extent the conditions as set out in Clause 4.4.2 are met.

4.4.2

The number of Sellers’ Performance Shares will be adjusted, released, and/or cancelled and returned to treasury depending on the performance of the Company’s business as outlined below, corresponding to the business results for the Performance Periods 2008 and 2009

4.4.2.1

If the Mobile People Gross Revenue Performance 2008 is less than USD 5,000,000, all the Sellers’ Performance Shares placed at the Escrow Account shall be cancelled, and the Sellers shall have no further claims whatsoever to such Sellers’ Performance Shares. The Mobile People Gross Revenue Performance 2008 shall be calculated in accordance with US GAAP.

4.4.2.2

If the Mobile People Gross Revenue 2008 exceeds USD 5,000,000 but is less than USD 6,000,000, the Performance Shares may be released following the determination of Mobile People Gross Revenue 2009, but the number of Performance Shares for release shall be adjusted as follows:

a)

If the average closing price of the Purchaser’s Shares in the last 30 days of the Performance Period 2008 is equal to or greater than 30 % above the Effective Price, the quantity of Sellers’ Performance Shares eligible for release based on Mobile People Gross Revenue 2009 will be recalculated to reset the value to equal USD 5,000,000 using the closing price over the same 30 day-period. The balance of the Performance Shares shall be cancelled and returned to treasury.

b)

If the average share price of the Purchaser’s Shares in this period is not equal to or greater than 30 % above the Effective Price, then no adjustments will be made to the number of the Sellers’ Performance Shares eligible for release based on Mobile People Gross Revenue 2009.

4.4.2.3

If the Mobile People Gross Revenue Performance 2008 exceeds USD 6,000,000, no adjustment in the number of Sellers’ Performance Shares shall be made, and Sellers’ Performance Shares placed in the Escrow Account shall be released to the Sellers following the determination of

Mobile People Gross Revenue 2009 and if and to the extent the agreed terms in Clause 4.4 have been met.

4.4.3	Mobile People Gross Revenue Performance 2009

4.4.3.1

The Sellers’ Performance Shares may be paid, as earned, after the Mobile People Gross Revenue 2009 performance has been determined. The Sellers’ Performance Shares will be released in two portions – 50% of the Performance Shares (as adjusted pursuant to Clause 4.4.2 above, if applicable) shall be eligible for release based on the 50% Gross Revenue Portion (as defined below) and 50% of the Performance Shares (as adjusted) shall be eligible for release based on the 50% Recurring Revenue Portion (as defined below):

a)

50% Gross Revenue Portion: 25% of this portion will be payable for Mobile People Gross Revenue 2009 of USD 8,500,000 and 100% for Mobile People Gross Revenue 2009 of USD 10,000,000. Mobile People Gross Revenue 2009 below USD 8,500,000 will result in zero payment, and Mobile People Gross Revenue 2009 between USD 8,500,000 and USD 10,000,000 will be proportionally calculated on a linear basis.

b)

50% portion: 25% of this portion will be payable when the ratio of Recurring Revenue to Mobile People Gross Revenue 2009 equals 35%, and 100 % will be paid when this ratio equals or exceeds 50%. Recurring Revenues of less than 35 % of Mobile People Gross Revenue 2009 will result in zero payment, and revenue ratio performance in between 35% and 50% will be proportionally calculated on a linear basis.

The Mobile People Gross Revenue Performance 2008 and 2009 shall be calculated in accordance with US GAAP and in accordance with Schedule 1A.

4.4.4	Escrow – other matters

4.4.4.1	The shares deposited in the Escrow Accounts are subject to terms and conditions in the draft Escrow Agreement cf. Schedule 4.3.3.

4.4.4.2	All costs related to the Escrow Accounts shall be paid by the Purchaser.

4.4.4.3

The Escrow Accounts may be used for settling claims arising under this Agreement, for which purpose the Sellers and the Purchaser shall jointly instruct the escrow agent to promptly pay out the relevant amounts as further set out in the Escrow Agreements. Any shares of Purchaser’s stock used to settle claims arising under this Agreement shall be valued, for such purpose, at the Effective Price.

4.5

Purchaser’s continued financial support to the Company in the Performance Periods

4.5.1

The Purchaser shall be obliged to support the Company on a going concern basis and not wilfully distress the business of the Company, e.g. by way of transfer of the Intellectual Property Rights or major contracts to the Purchaser or its Affiliates, during the Performance Periods in such a way as is intended to cause the Company to be unable to meet the Mobile People Gross Revenue for the Performance Periods 2008 and 2009.

4.5.2

Should any of the above conditions for release of the Performance Shares not be met due to the Purchaser not fulfilling its material obligation that rests with the Purchaser as set forth in Clause 4.5.1 above, the conditions shall, for the purpose of release of the Performance Shares, be considered to have been met and release (or payments as applicable) is therefore due to the Sellers, however, only to the extent such action/inaction has materially influenced the Company’s failure meeting the Mobile People Gross Revenue for the Performance Periods 2008 and 2009. The obligations of the Purchaser are in particular the obligation to provide the financial support as described in the Company’s budget for the Performance Periods 2008 and 2009.

5.

Conditions precedent to Closing

5.1

Conditions Precedent to the Purchaser’s obligations

The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, any and all of which may be waived by the Purchaser at its sole discretion.

1.

The Sellers shall have performed and complied with all material covenants and agreements required by this Agreement to be performed by the Sellers prior to or at Closing, including all actions required to be taken by the Sellers pursuant to Clause 5.3.

2.

The representations and warranties of the Sellers set forth herein shall have been true and correct as of the date of this Agreement, and shall be true and correct as of the Closing as if made on the date hereof.

3.	The Company shall have prepared the Accounts 2007, which must have been audited by Ernst & Young, Copenhagen, to the satisfaction of the Purchaser.

4.	No Material Adverse Effect has occurred.

5.	That written consents from customers have been obtained if so required in the agreements between the Company and the customer, including but not limited to the agreement with Sensys Pty.

5.2

Conditions Precedent to the Sellers’ Obligations

The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, any and all of which may be waived by the Sellers at their sole discretion:

1.

The Purchaser shall have performed and complied with all material covenants and agreements required by this Agreement to be performed by the Purchaser prior to or at Closing, including all actions required to be taken by the Purchaser pursuant to Clause 6.3.

2.	An IPO of the Purchaser’s Shares has been concluded no later than on 1 July 2008.

5.3

Conduct of Business

The Sellers hereby covenant that in the period from the Parties’ signing of the Agreement until Closing, the Sellers shall cause the Company to comply with the following, except as otherwise authorized by the Purchaser:

1.

The Company shall conduct its business in the ordinary and usual course, and except as set forth herein with regards to the Accounting Principles, not change its accounting methods, revalue any assets or any debts other than in the ordinary course of business and not authorize or issue any dividends or other distribution of capital to holders of any outstanding shares of any member of the Company.

2.

The Company shall not change the manner or time of payment by the Company to its creditors, or the issuance of invoices or collection of debts, or its policy of reserving for bad debts, and the Company shall not pay or undertake to pay any material sum or debt other than under a liability incurred in the ordinary course of business.

3.	The Company shall not take any other action that would or could reasonably be expected to result in any of the Sellers’ Warranties becoming materially untrue.

4.

The Sellers shall promptly report any irregularities in the Company’s conduct of business and disclose any breaches of the Sellers’ representations and warranties as set out in Clause 9 in writing to the Purchaser (which disclosure shall have no effect on the conditions to Closing set forth in Clause 5.1 above).

5.	The Company shall deliver, as soon as practicable following the end of each month, the Company’s Interim Accounts.

6.

The managing director of the Company shall confer regularly with Purchaser concerning operational matters and otherwise report regularly to the Purchaser concerning the status of Company’s business, conditions, assets, liabilities, operations, financial performance, prospects and consent solicitation.

7.	Neither Seller nor any of their respective Affiliates or representatives, directly or indirectly: (1) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Purchaser) relating to any Acquisition Transaction; (2) participate in any discussions or negotiations with, or provide any non-public information to, any Person (other than Purchaser) relating to any Acquisition Transaction; or (3) consider the merits of any unsolicited inquiry, proposal or offer from any Person (other than Purchaser) relating to any Acquisition Transaction.

	8.	Sellers do not, and cause the Company not to, effect or become a party to any Acquisition Transaction (except with respect to this Agreement).

6.

Closing

6.1

Closing

6.1.1

Subject to the terms and conditions of this Agreement, Closing shall take place at the offices of Lett Law Firm, Rådhuspladsen 4, DK-1550 Copenhagen, Denmark, at 09:00 (Copenhagen time) on the date five (5) Business Days following the Effective Date.

6.2

Actions to be taken by the Purchaser

At Closing, the Purchaser shall take the following actions and deliver to the Sellers or procure the following:

1.

Pay the cash payment of USD 5,000,000 in immediate available funds to the Sellers’ client account with Accura Advokataktieselskab, Reg. number: 3001, account number 3001 913 808, Swift: DABADKKK, IBAN: DK8030003001913808 in accordance with Clause 4.2.

	2.	Deliver the Closing Shares in accordance with Section 4.3 hereof.

	3.	Deposit the Closing Shares in the Escrow Account subject to terms and conditions in the Escrow Agreement cf. Schedule 4.3.3.

4.	Deposit the Performance Shares in the Escrow Account subject to terms and conditions in the Escrow Agreement cf. Schedule 4.3.3.

5.	Repay the outstanding balance including interest pursuant to the loans as mentioned in Schedule 4.2(c). The outstanding balance including interest as of Closing shall not exceed DKK 5,600,000.

6.3

Actions to be taken by the Sellers

At Closing, the Sellers shall take the following actions and deliver to the Purchaser or procure the following:

1.

Enter or cause the name of the Purchaser, or any intra-group entity designated by the Purchaser, to be entered into the Company’s register of shareholders, it being understood that irrespective of the fact that another entity within the Purchaser’s group may be entered into the Company’s register of shareholders, the Purchaser shall remain fully liable for any and all obligations under this Agreement.

2.	Settle or cause the settlement by the Company of any debt facility provided by the Sellers or the Sellers’ Affiliates to the Company.

3.

Procure and deliver documentary evidence, in the form of resignation letters, that all of the members of the Board of Directors or supervisory board of the Company (save for such members which are elected or appointed by organisations of employees or by employees of the Company) appointed by the Sellers resign and waive the right to any Board fee regarding the period after the Closing and confirm that they do not have any claims against any members of the Company, except for a pro rata fee for the period from Signing until Closing. In case a member of the Board of Directors will be asked to stay as a member of the Board of Directors, such member shall as of the Closing Date waive any right to any Board fee regarding the period up and until Closing and confirm that such member does not have any claims against the Company or any former or current member of the Board of Directors.

	4.	Procure and deliver documentary evidence of the total amount outstanding on the Loans.

	5.	Procure signed service agreements between the Company and the Key Employees.

	6.	Procure signed employment agreements between the Company and the Employees as mentioned in Schedule 9.12.1 within a period of 5 Business Days after Closing.

7.

Procure written documentation that written consents from customers have been obtained, if so required in the agreements between the Company and the customer, including but not limited to the agreement with Sensys Pty.

6.4

Actions to be taken by the Sellers and the Purchaser

6.4.1

At Closing, the Sellers and the Purchaser shall execute and deliver any and all other appropriate documents necessary to transfer and perfect title to the Shares and to the Sellers’ Shares, respectively.

6.4.2

At Closing, the Sellers and the Purchaser shall cause extraordinary meetings of shareholders to be held in the Company (such meetings to be convened prior to Closing) in order to elect new members to the Board of Directors of the Company and new auditors, if applicable.

6.4.3

Each of the actions required to be performed at Closing pursuant to Clauses 6.1 - 6.4 shall be deemed to have occurred simultaneously, and none of such actions shall be considered performed until and unless all such actions have been performed or explicitly waived by the recipient Party.

6.5

Post Closing Tasks

6.5.1

The Purchaser shall procure that within 10 (ten) Business Days of the Closing Date, the individuals set out in Clause 6.3, having resigned at Closing shall be de-registered with any relevant company registers and pending such de-registration the Purchaser shall indemnify and hold harmless (without the limitations found in Clause 12.4) such individuals against any and all claims of whatever nature arising out of the operations of the Company after the Closing Date.

6.5.2	At and after the Closing, each Party shall do or procure to be done all reasonable acts necessary to consummate the transactions contemplated hereby.

7.

No IPO

7.1.1

In the event that the Purchaser decides not to pursue an IPO, which the Purchaser currently aim to complete no later than 1 July 2008, this Agreement shall be considered null and void as of the date the Purchaser notifies the Sellers hereof in writing which date must be within three (3) Business Days after such decision is taken by the Purchaser.

7.1.2

However, the Parties agree that in that event, they shall use good efforts for 20 Business Days following the day of notification, cf. Clause 7.1.1, to try to negotiate and agree on a term sheet for another transaction, whereby the Purchaser acquires all or some of the Shares.

7.1.3

In the event that the Purchaser has not successfully completed an IPO by 1 July 2008 a cash break-up fee of USD 150,000 must be paid from the Purchaser to the Sellers’ client account with Accura Advokataktieselskab, Reg. number.: 3001, account number 3001 913 808, Swift: DABADKKK, IBAN: DK8030003001913808 or the Purchaser may exercise the Purchaser’s option as set forth in Clause 7.1.4.

7.1.4

As an alternative to the Purchaser paying the break-up fee as stipulated in Clause 7.1.3, the Purchaser may at its sole discretion choose to provide the Funding to the Company, and the Company shall be obliged to accept such Funding as compensation for the break up fee.

7.1.5

If the Purchaser chooses to provide Funding to the Company as stated in Clause 7.1.4, the Purchaser shall from 1 July 2008 to 31 December 2008 have the right of first refusal – on terms identical to those governing the transaction in question - if the Sellers or the Company, as the case may be, decides (i) to accept any substantial equity or equity related investment in the Company exceeding USD 500,000, (ii) to enter into a share swap, merger, transfer of material assets, pledge of material assets or license to material assets. As an alternative to the right of first refusal, the Purchaser has the right to convert the loans into shares (including preference shares if such are offered in the relevant transaction) in the Company prior to such transaction taking place. The convertion rate shall be defined by a Danish independent state authorised accountant jointly appointed by the Sellers and the Purchaser, or in case an agreement cannot be reached, by a state authorised accountant to be appointed by the Institute of State Authorised Accountants in Denmark (in Danish: Foreningen af statusautoriserede revisorer). In case of the Purchaser converting the loans into shares in the Company, the Purchaser shall accept a drag-along clause, on terms identical to those of the Sellers or any other shareholder in the Company, in order for the Sellers to be able to sell all the Shares in the Company. If the Purchaser chooses not to exercise its right of first refusal or its right to convert the loans into share capital, all outstanding loans to the Purchaser provided to the Company, including accrued interest, shall be repaid to the Purchaser no later than 31 December 2009. The terms and conditions in the Master Loan Agreement entered into between the Purchaser and the Company in January 2008 shall, mutatis mutantis, apply to the Funding.

8.

Due Diligence Documentation

8.1

Due Diligence Documentation

8.1.1

In the period 6 December 2007 – 31 January 2008 the Purchaser – through its management and its professional advisors - has conducted a due diligence investigation of the Company. In a data room located at the offices of the Sellers’ legal counsel, Accura Law Firm, Tuborg Boulevard 1, DK-2900 Hellerup, Denmark, the Purchaser has been given access to the Due Diligence Documentation.

8.1.2	To the best of the Sellers’ Knowledge, the content of the Due Diligence Documentation has been compiled in a way which is loyal and fair to the Purchaser.

8.1.3	The Sellers state that the Purchaser has received full and complete answers to any and all questions raised during the Purchaser’s due diligence investigation.

8.1.4	The Sellers provide no representation or warranty which is or may amount to an opinion, estimate, forecast or projections as to the future value and profitability of the Company following Closing or any warranties about any opinion, estimate, forecast or projection with regard to any information provided to the Purchaser as part of the Due Diligence Documentation.

8.1.5	A list of the Due Diligence Documentation made available to the Purchaser until the date hereof is set forth in Schedule 8.1.5.

9.

Warranties of the Sellers

The Sellers, severally and not jointly, pro rata to its ownership percentage, make the following Warranties to the Purchaser subject to and qualified by all matters, facts, information or circumstances mentioned in this Agreement or any Schedules hereto. For the sake of clarity, Warranties given under Clauses 9.3 (Title) and 9.5 (Share Capital), are not subject to any qualifications, including the qualifications mentioned above and are hence given as strict Warranties.

9.1

Authority

9.1.1

The Sellers have the power and lawful authority required to enter into, execute and deliver this Agreement and to perform their obligations hereunder. The Board of Directors of the respective Sellers (if applicable) have taken all action required to authorise the execution of this Agreement and the consummation of the transactions contemplated hereby.

9.1.2

This Agreement has been duly executed by the Sellers and is a valid and binding obligation of the Sellers enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other similar Laws which affect the enforcement of creditors’ rights in general.

9.2

No breach

The execution and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

	1.	Violate any provision of the Constituent Documents of the Sellers or, if applicable, of the Company.

	2.	Violate any material order, judgement, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, the Sellers or the Company.

	3.	Violate any material statute, Law or regulation applicable to the Sellers or the Company.

	4.	Violate or constitute a breach of any Material Agreements entered into between the Company and third parties.

9.3

Title

The Sellers have full and unrestricted title to the Shares, free and clear of any lien, option, claim, charge, encumbrance or other security interest.

9.4

The Company

9.4.1	The Company is duly organised, validly existing under applicableLaw and have the corporate power and lawful authority to own, lease and operate the assets and business as now being conducted.

9.4.2	The Company has no subsidiaries or associated companies.

9.5

Share Capital

As at Closing, the Company will have issued the Shares and the Sellers will be the sole holders of the Shares. The shares constitute 100% of the outstanding share capital of the Company.

9.6

Warrants, Options or Other Rights in relation to the Shares

Except for the Warrants as mentioned in Schedule F, there is no outstanding right, subscription, warrant, call, unsatisfied pre-emptive right, option or other agreement of any kind to purchase or otherwise to receive from the Sellers or the Company any shares or equity related instrument of the Company, and there is no outstanding security of any kind convertible into shares of the Company.

9.7

Constituent Documents

The Due Diligence Documentation contains complete and correct copies of the Constituent Documents of the Company.

9.8

Financial Statements

9.8.1	The Accounts 2007 are, and the Interim Accounts shall be, true and accurate in all material respects. The Accounts, and the Interim Accounts shall:

1.

give a true and fair view of and accurately present the financial position, the state of affairs and the assets and liabilities of the Company respectively, at the Accounts Date, and its results of operations for the period to which they relate;

	2.	the Accounts have been prepared in accordance with the Accounting Principles.

9.8.2

The Company has no material accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities identified as such in the “liabilities” column of the Accounts 2007; (b) accounts payable that have been incurred by the Company since the date of the Accounts Date in the ordinary course of business and consistent with the Company’s past practices; and (c) liabilities under the Material Contracts, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Material Contracts.

9.8.3

Since the Account Date, there has been no material change in the manner or time of payment by the Company to its creditors, or the issue of invoices or collection of debts, or policy of reserving for bad debts and the Company has not paid or undertaken to pay any material sum or debt other than under a liability incurred in the ordinary course of business.

9.8.4

The accounting registers, books and records of the Company are up-to-date and have been maintained in accordance with applicable Laws and regulations, and kept for a duration which complies with the standards and common practices in force and are filed in such way that they can be easily and quickly retrieved if necessary. At the Closing Date, all of the books and records concerning the Company will be in the possession of the Company.

9.8.5	Material Agreements

The Schedules 9.8.6 through 9.8.17 contain an exhaustive, complete, true and not misleading list of all of the following agreements and commitments, each agreement and commitment with a minimum annual value of USD 10,000 or of a substantial importance for the Company other than those concluded with Purchaser or an Affiliate of the Purchaser, whether written or oral, (i) to which the Company is a party and (ii) which have not yet been completely fulfilled and/or under which recurring obligations exist:

9.8.6

agreements securing indebtedness of third parties such as pledges, guarantees, securities or letters of comfort extended by the Company to any third parties that will continue in effect or with respect to which the Company will have any liabilities after the Closing Date;

9.8.7

non-compete, restrictive covenants or other agreements that restrict the Company from operating its business as conducted on the date hereof except for vertical restrictions under distributorship, agency agreements and alike agreements;

9.8.8

license agreements (in-license or out-license) for material Intellectual Property Rights (other than standard commercially available, off-the-shelf licenses in the amount of less than USD 10,000 per year);

9.8.9

loan or other credit agreements entered into by the Company as lender (except for customary extensions of payment periods for receivables or payables granted or received in the ordinary course of business) as well as factoring agreements;

9.8.10	contracts relating to the construction, the acquisition or the sale of fixed assets or other capital expenditures involving an amount in excess of DKK 150,000 per year;

9.8.11	agreements with authorised dealers or commercial agents, sales representative or similar contract under which any third party is authorised to sell, sublicense, lease, distribute, market or take orders for any of the Company’s products, services or technology;

9.8.12	agreements with advisors or consultants;

9.8.13	joint venture, consortium, cooperation, joint development or similar agreements with third parties;

9.8.14

agreements pertaining to services in the fields of sales, distribution, marketing, advertising and/or research and development with third parties and any agreements pertaining to the outsourcing of material business operations of the Company;

9.8.15	agreements with annual payment obligations of the Company or its contractual partners of more than DKK 150,000 per year;

9.8.16

contracts that would terminate or could be terminated by the other contract party or under which any other rights are triggered, in each case as a result of the consummation of the transaction contemplated under this Agreement;

9.8.17	agreements or obligations which (a) are not at arm’s length conditions or (b) have been entered into or incurred outside the ordinary course of business.

Besides the Mobile People Contracts, the Company has not concluded any Material Agreements which have proved substantially less favourable to the Company than assumed at the date of conclusion due to changed circumstances or upon further examination, and which were not performed in full until this financial year or which have not yet been performed in full.

9.9

Compliance with Material Agreements

9.9.1	All Material Agreements are valid, legally binding and, to Sellers’ Knowledge, enforceable and entered into at arm’s length terms and conditions.

9.9.2	None of the Material Agreements have been terminated by any party and no party to a Material Agreement has given written notice to terminate a Material Agreement.

Neither the Company nor, to Sellers’ Knowledge, any counterparty to any Material Agreement has, within the past one (1) year prior to the date hereof, been, or is currently, in breach of any obligation under any Material Agreement. In particular, without limitation, neither the Company nor, to Sellers’ Knowledge, any counterparty to any Material Agreement is in default with any material obligation under, or has repudiated any provision of, any Material Agreements.

9.10

Absence of Adverse Changes

Since 1 January 2008 and until the Closing Date, the Company:

1.

has conducted its business in the ordinary course and has not made any material unusual contracts, contract changes or commitments and has not sold, assigned or transferred any material tangible or intangible assets, except in the ordinary course of business.

	2.	has not incurred any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business.

	3.	has not made any declaration or setting aside or payment of any dividend not provided for in the Accounts 2007.

	4.	paid or agreed to pay (settled) any claim which will constitute a violation of the Warranties.

9.11

Taxes

9.11.1

The Company has duly and timely filed all Tax returns required to be filed by it on or prior to the date hereof with the national or local tax authorities and all Taxes relating to the period prior to the signing of this Agreement have, to the extent they have fallen due prior hereto, been fully and timely paid or, if not, due and payable, adequately reserved for in the accounts of the Company.

9.12	Employment Matters

9.12.1	Schedule 9.12.1 contains a complete and accurate list of all Employees including the Key Employees, including relevant information on:

	1.	their position/occupation,

	2.	date of entry and the applicable notice period or, in case of a fixed-term contract, the contractual term,

	3.	the overall cost for salary and other remuneration components (including flexible elements such as bonus etc. and non-cash benefits such as company cars etc.) as well as

	4.	any other employment related cost incurred during the last business year.

	5.	compensation payments payable under post-contractual restriction provisions as well as any

	6.	other benefits (including bonus, incentive payments, company car, share schemes or similar, pension entitlements, severance payment entitlements etc.)

9.12.2

The consummation of the transactions contemplated in this Agreement will not (i) entitle any Employee or Key Employee of the Company to severance pay, unemployment compensation, bonus payment or any other payment, or (ii) entitle any Employee or Key Employee to terminate or shorten his or her employment.

9.12.3	None of the Employees or Key Employees have given written notice of termination of his or her employment or has declared any intention to this effect.

9.12.4

Up to Signing/Closing, the Company has paid in full and in due time all payable claims of its Employees as well as all payable statutory contributions relating to its Employees, premiums for insurances taken out in favour of Employees as well as any other Taxes or contributions due under statutory or contractual provisions. With respect to any remuneration or entitlements which have accrued but are not yet payable, sufficient provision to cover fully the respective payments has been set aside in the Accounts 2007.

9.12.5	The Company is party to the bargaining agreements and local agreements mentioned in Schedule 9.12.5.

9.12.6

The Company has in all material respects complied with all statutes, collective bargaining agreements, works agreements and other terms and conditions of employment, whether contractual, collective or statutory.

9.12.7

No material disputes or claims for remuneration or working time adjustments or any other employment related matter exist on the part of Employees or of the relevant trade unions or employee representative bodies. No Employees or directors owe the Company money for any reason.

9.12.8	There is no accrued pension claims of the present and past employees of the Company not fully provided for in the Accounts 2007.

9.12.9	The Company in all materiality complies with all applicable Laws in respect of health and hygiene in the workplace, occupational health and safety and prevention of workplace accidents.

9.13

Insolvency

No order has been made, petitioned or presented and no meeting convened for the purpose of considering a resolution for the winding-up of or appointment of any administrator or receiver for any member of the Company.

9.14

Largest customers and largest suppliers

9.14.1

Schedule 9.14.1(a) contains a complete, correct and not misleading list of the five (5) largest customers, as measured by the business volume for the fiscal year ended on December 31, 2007, and Schedule 9.14.1(b) contains a complete, correct and not misleading list of the five (5) largest suppliers of the Company, as measured by the business volume for the fiscal year ended on 31 December 2007. To the Sellers’ Knowledge, no circumstances suggesting that any of said customers or suppliers will materially reduce the volume of its previous commercial activity with the Company, except for the Purchaser, are present.

9.15

Related Party Matters

9.15.1

No material contracts or arrangements outside the ordinary course of business exist as of the date hereof between of the first part the Company and of the second part the Sellers or Affiliates of such.

9.16

Intellectual Property Rights

9.16.1

The Company either owns or has all necessary licenses to use the Intellectual Property Rights used in the operation of the Company (including for the avoidance of any doubt standard software), and the Company has duly paid all material license fees to any third party. The exercise and use of any third party intellectual property rights is in conformity with agreements made with third parties, and the Company or relevant third parties have not terminated and are not in breach of any intellectual property related agreement.

9.16.2

The Company owns the Intellectual Property Rights to the software, products and technologies listed in Schedule 9.16.2. To the Sellers’ Knowledge, the Company is the sole legal and beneficial owner of all Intellectual Property Rights listed in Schedule 9.16.2, and no such Intellectual Property Rights are subject to any lien, option, claim, charge, encumbrance or other security interest.

9.16.3

Save as set out in Schedule 9.16.3 in respect of third party software used internally by the Company for providing hosted services to customers, no open source software or similar has been used in, or during the development of, any of the current products, software or technology of the Company which could materially affect the Company’s possibilities to exploit such products, software or technology materially or limit the Company’s full title to such products, software or technology. Further, no open source software used by the Company has been conveyed to any third party. Schedule 9.16.3 further includes all applicable license terms and conditions of any open source software or similar used by the Company.

9.16.4

None of the products or technology developed by or for the Company (including products or technology currently under development) incorporate any software which is licensed on terms which provide for derivatives of the licensed software to be made available to the public.

9.16.5	No third party products, technology or software has been included or embedded in the products, software or technology of the Company without a valid license.

9.16.6

The Company is not engaged in any dispute in which any third party is claiming that the Company infringes the intellectual property rights of the third party and undertakes no activities which infringe any material intellectual property rights of any third party.

9.16.7	The Company is not engaged in any dispute in which the Company is claiming that a third party infringes the Intellectual Property Rights of the Company.

9.17

Compliance with Legal Requirements

9.17.1

The Company has not in any material manner violated applicable Laws, including national and EU competition Law or other regulatory matters and have obtained all permits and approvals materially required for the conduct of the operations of the Company.

9.17.2

To the Sellers’ Knowledge, no applicable statutes, regulations or other legislation, and no terms or conditions laid down by the authorities prescribe any duty for the Company to change existing conditions which will cause material expenses or inconvenience.

9.17.3	To the Sellers’ Knowledge, neither the Company nor any current Employee or former managing director or employee of the Company has, for or on behalf of the Company,

	1.	used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity,

	2.	made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, or

	3.	made any other payment in violation of applicable Law.

9.17.4	Within three (3) years prior to the date hereof, the Company has not received written notice of an investigation or review by any governmental authority with respect to a material violation of any Law or regulation relating to the Company’s business and no such investigation or review is pending or threatened. To the Sellers’ Knowledge, no circumstances exist which would be likely to give rise to such investigation or review.

9.17.5	After 1 January 2008 the Company has had no inspection visits from the National Working Environment Authority (Arbejdstilsynet) and has received no enquiries in respect hereof.

9.17.6	The Company is in compliance with all applicable data protection and privacy laws.

9.18

Change of Control Contracts

No Change of Control Contracts, except the agreements listed in Schedule 9.18, exist which have contributed or will contribute more than 5 per cent of the aggregate annual revenue of the Company as of the Accounts Date.

9.19

Actions and Proceedings

Except as described above, there are no outstanding orders, judgements, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against the Company which, individually or in the aggregate, could have a material adverse effect upon the transactions contemplated by this Agreement or upon the financial position of the Company and to the Sellers’ Knowledge no such orders, judgements, injunctions, awards or decrees are threatened.

9.20

Insurance

All insurance policies held by the Company and their respective renewal dates are listed in Schedule 9.20. All such insurance policies are in full force and effect as of the date hereof and the Company is in compliance with all terms and conditions contained in such insurance policies. All premiums required to be paid under the insurance policies for the period up to the Closing Date have been paid.

No claims have been made by the Company under any insurance policy.

To the Sellers’ Knowledge, there are no facts, matters or circumstances likely to give rise to any future material insurance claims and/or likely to have a material adverse affect on future insurance premiums payable in respect of the Company.

9.21

Bank Accounts

Schedule 9.21 contains a complete and correct list of all bank accounts of the Company and the authorised signatories.

9.22

Transaction costs

None of the Sellers’ costs relating to the transaction contemplated by this Agreement have been or shall be paid by the Company, neither have such costs otherwise been placed with the Company.

9.23

Full Disclosure

The Sellers have fulfilled their obligations under Danish law to loyally inform the Purchaser of material facts and information of material adverse significance to the Company which are within the Sellers’ Knowledge (Sælgerens loyale oplysningsforpligtelse).

To the best of the Sellers’ Knowledge, the information listed in the Due Diligence Documentation and all other information provided to the Purchaser prior to the date hereof is true and correct in all material aspects, and there are no material facts not disclosed to the Purchaser rendering such information untrue or misleading.

9.24

Qualification of subcontractor

The Sellers shall indemnify the Purchaser for any and all claims raised by the tax authorities and/or Søren Steen Pedersen, if the tax authorities consider Søren Steen Pedersen to be an employee and not an independent subcontractor.

10.

Representations and Warranties of the Purchaser

The Purchaser represents and Warrants to the Sellers as follows:

10.1

Incorporation

The Purchaser is duly organised, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and lawful authority to own, lease and operate its assets and business and to carry on its business as now being conducted.

10.2

Authority

The Purchaser has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered and is the valid and binding obligation of the Purchaser enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other similar laws which affect the enforcement of creditors’ rights in general.

10.3

No Breach

The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not

1.	violate any provision of the Constituent Documents of the Purchaser;

2.	violate any material order, judgement, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, the Purchaser; or

3.	violate any material statute, Law or regulation applicable to the Purchaser.

10.4	IPO

In the event the Purchaser completes an IPO, the Purchaser will comply with all applicable United States and Canadian securities laws in respect to this initial public offering.

10.5

Escrow Account

The Purchaser will comply with all applicable Laws including, but not limited to, the securities laws in respect to the establishment of the Escrow Account.

10.6

Title to the Sellers Shares

At Closing and when placed in the Escrow Account, the Sellers’ Shares shall be free and clear of any lien, option, claim, charge, encumbrance or other security interest, other than in accordance with this Agreement.

11.

Covenants and agreements

11.1

Closing Shares – lock-up period

a)

Mobile People Holding ApS hereby agrees to accept and acknowledge the Lock-up Agreement as mentioned in Schedule 11.1, and thus not to sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any of the Closing Shares held by Mobile People Holding ApS for (i) the 12-month period following the Effective Date and (ii) the 90-day period following the effective date of a registration statement of the Purchaser filed under the Securities Act (or such longer period, not to exceed 18 days after the expiration of the 90-day period, as the underwriters or the Company shall request in order to facilitate compliance with FINRA Rule 2711); provided, that all officers and directors of the Purchaser and holders of at least one percent (1%) of Purchaser’s voting securities enter into similar agreements. The obligations described in this Clause 11.1 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future;

b)

Mobile People Holding ApS agrees to execute and deliver such other agreements as may be reasonably requested by the Purchaser and/or the managing underwriter(s) which are consistent with the foregoing or which are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Purchaser may impose stop-transfer instructions with respect to Mobile People Holding ApS’ Closing Shares (or other securities) until the end of such period. The underwriters of the IPO are intended third party beneficiaries of this Section 11.1 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

c)	The Warrantholdes shall not be sucject to Clause 11.1.

11.2

Change of Control Contracts

The Sellers shall obtain any and all consents under any Change of Control Contracts as laid down in Schedule 9.18.

The Sellers shall cooperate with the Purchaser in taking all reasonable steps to obtain consents under any Change of Control Contracts.

11.3

Share Transfer Duty

No Danish share transfer duty shall be payable in connection with the transactions contemplated by this Agreement. Any share transfer duty payable under the Laws of the Purchaser’s jurisdiction in connection with this Agreement shall be paid by the Purchaser.

11.4

Expenses

The Parties to this Agreement shall, except otherwise specifically provided herein, bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of investment banks, agents, representatives, counsel and accountants.

All costs to Ernst & Young, in connection with the Company’s transfer of accounting principles into US GAAP, shall be paid by the Purchaser.

11.5

Joint taxation

Mobile People Holding ApS is the administrative company according to the Danish joint taxation rules. Mobile People Holding ApS and the Company is part of the mandatory Danish joint taxation. Consequently, the income of the Company is subject to joint taxation with Mobile People Holding ApS, until the control of the Company is transferred from Mobile People Holding ApS to the Purchaser. The joint taxation between Mobile People Holding ApS and the Company will cease upon Closing.

Mobile People Holding ApS shall give notice to the relevant Danish tax authorities of the termination of the joint taxation between Mobile People Holding ApS and the Company per the Closing Date as soon as possible and no later than twenty (20) Business Days after the Closing Date. The Purchaser shall receive copies of all correspondence with the Danish tax authorities in this respect.

As a consequence of the cessation of joint taxation, Mobile People Holding ApS shall prepare and file the Company’s income tax statements and tax returns for all income periods ending before or on the Closing Date including the income period from 1 January 2008 to the Closing Date (the “Final Income Period”). The income tax statement and the tax return for the Final Income Period shall in all materiality be drawn up in accordance with the same accounting and tax principles as have been applied to the Company’s income tax statement and tax returns for the income year 2007. The parties agree that the tax principles that shall be applied for the income year 2008 are in all materiality the same that were applied in respect of the tax return for the income year 2007. Mobile People Holding ApS shall procure that the tax return is completed in time for the Purchaser to review it. The Purchaser shall, no later than fourteen (14) Business Days after receipt of the tax return from Mobile People Holding ApS, inform Mobile People Holding ApS of any objections to the tax return. If the Purchaser has any objections, the Purchaser and Mobile People Holding ApS shall, with the assistance of the Company’s accountants, solve the dispute within ten (10) Business Days. Mobile People Holding ApS and the Company shall keep a copy of all relevant documents concerning the joint taxation which the relevant tax authorities may request for a period of 6 years after Closing.

The Purchaser will on demand make available to Mobile People Holding ApS and its advisors all relevant book-keeping, accounting material and other documents which deems necessary in order to prepare the draft tax return for the period 1 January 2008 until Closing.

The Company shall be liable for any Taxes payable regarding the years 2005, 2006 and 2007 related to its own income. Due to the mandatory joint taxation, Mobile People Holding ApS shall – as the administration company in the tax consolidation – pay any Taxes payable until the termination of the joint taxation (Closing Date). In the following, all amounts to be reimbursed between Mobile People Holding ApS and the Company shall include all additional payments that may be due in respect of residual or overpaid Taxes.

In the event the control of the Company for the purposes of the Danish tax consolidation rules is transferred or deemed to be transferred to the Purchaser on a date different to the Closing Date, the Parties agree that the income statement and tax return to be prepared for the Final Income

Period shall be adjusted accordingly by Mobile People Holding ApS. The said income tax statement and tax return shall in all materiality be drawn up in accordance with the same accounting and tax principles as have been applied to the tax statement and tax return prepared for the Company for the Final Income Period and the income year 2007.

The Purchaser shall:

(1)

procure that the Company contributes, cf. Section 31 in the Danish Corporation Tax Act (in Danish: Selskabsskatteloven) (“Section 31”), to Mobile People Holding ApS no later than five (5) Business Days before the amount becomes due and payable to the Danish tax authorities an amount equal to any Tax which is to be or has been discharged by Mobile People Holding ApS on behalf of the Company pursuant to Section 31 provided that no such contribution (including for the avoidance of doubt any payment of on-account taxes) was made prior to or at the Closing Date.

(2)

Procure that the Company repays to Mobile People Holding ApS any amounts received from Mobile People Holding ApS as reimbursement for utilization of the Company’s tax losses which the Company is or becomes obliged to repay to Mobile People Holding ApS pursuant to Section 31 due to an adjustment or reassessment of the Company’s tax losses, if applicable. Such repayment shall be made by the Company to Mobile People Holding ApS within twenty (20) Business Days from receipt of Mobile People Holding ApS’ written request for such repayment pursuant to Section 31 (6).

Mobile People Holding ApS shall:

(3)	pay to the Danish tax authorities when due and payable any tax amounts contributed to it by the Company pursuant to the rules on Danish joint taxation.

(4)	pay to the Company a reimbursement amount corresponding to the tax value of any tax losses of the Company which have been utilized by Mobile People Holding ApS pursuant to Section 31 (6).

(5)

pay to the Company within three (3) Business Days of receipt thereof from the Danish tax authorities an amount equal to any excess of the amount contributed by the Company to Mobile People Holding ApS pursuant to Section 31 in respect of any Taxes over the amount of Tax finally payable in respect of the Company.

Any payment of tax on account before Closing shall be credited the Company or Mobile People Holding ApS for the period before Closing. At Mobile People Holding ApS’ request, the Purchaser shall assist in reallocation according to Section 29B (2) in the Danish Corporate Tax Act regarding any payment of tax on account.

12.

Indemnification

12.1

Obligation of the Sellers to indemnify

Subject to the limitations contained in this Clause 12, Mobile People Holding ApS agrees to indemnify, defend and hold harmless the Purchaser (with any payment to the Purchaser being a reduction of the Purchase Price) from and against all losses (tab) suffered or based upon any breach of any of the Sellers’ Warranties or any covenant or agreement of the Sellers contained in this Agreement. The loss shall be calculated in accordance with the general rules of Danish law.

12.2

Obligation of the Purchaser to indemnify

The Purchaser agrees to indemnify, defend and hold harmless the Sellers from and against all losses suffered or based upon any breach of any of the Purchaser’s Warranties or any covenant or agreement of the Purchaser contained in this Agreement. The loss shall be calculated in accordance with the general rules of Danish law.

12.3

Notice of Asserted Liability

Without undue delay after receipt by either Party hereto (the “Indemnitee”) of notice of any demand, claim or circumstance which with the lapse of time would give rise to a claim or the commencement of any action, proceeding or investigation (an “Asserted Liability”) that may result in a loss, the Indemnitee shall give written notice thereof

(“the “Claim Notice”) to the other Party obligated to provide indemnification pursuant to Clauses 12.1 or 12.2 (the “Indemnifying Party”). The Claim Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount of the loss (estimated if necessary) that has been or may be suffered by the Indemnitee. The Indemnitee shall not be entitled to settle any Asserted Liability without the prior written consent of the Indemnifying Party. If the Indemnifying Party is the Sellers, the Purchaser shall procure that the Sellers be granted full access to all relevant documentation relating to such Asserted Liability, including without limitation to the Due Diligence Documentation, and reasonable access during regular business hours to officers and employees of the Company for the purpose of the Sellers’ defence of any Asserted Liability. In any event the Indemnitee and the Indemnifying Party participate at their own expense in the defence of an Asserted Liability.

12.4

Limitations

12.4.1

Notwithstanding anything in this Agreement to the contrary, the Indemnifying Party shall not be obligated to pay any amounts for indemnification to the Indemnitee under this Clause 12 until a single amount or the aggregate of several amounts equal USD 250,000 (the “Basket Amount”), whereupon the Indemnifying Party shall be obligated to pay the full amount of such loss and not only such part of the loss which exceeds the Basket Amount. The amount of losses thus to be indemnified shall be paid by the Indemnifying Party on a 1 (one) USD for 1 (one) USD basis in accordance with the general Danish law of torts. Where the Sellers, cf. Clause 12.1, are liable to make a payment, the Sellers shall pay the amount due to the Purchaser net of any tax reductions that arise for the Company as a consequence of such indemnification by the Sellers. The aggregate amount which may be due by the Sellers pursuant to any and all Claim Notices made in accordance with this Agreement shall be limited to USD 7,500,000 (the “Cap”).

12.4.2

Notwithstanding the foregoing, if a loss has not been notified to the Indemnifying Party at the end of a period of 15 (fifteen) months commencing on the Closing Date (whether or not such circumstance, action or proceeding is within the Indemnitee’s knowledge at the end of such period of 15 (fifteen) months), the Indemnifying Party’s obligation to pay any amounts for indemnification to the Indemnitee under this Clause 13 shall expire, unless the claim is due to a result of wilful and/or knowing misrepresentation, or fraudulent and/or criminal behaviour in which case the notice period mentioned in this Clause shall be extended to 5 (five) years.

12.4.3

The Sellers’ obligation to pay any amounts of indemnification under Clauses 9.3 (Title), 9.5 (Share Capital), 9.8 (Accounting) and 9.11 (Tax), shall, however, not expire until 2 (two) months after the expiry of the statute of limitation under which claims of competent tax authorities may be raised against the Company.

12.4.4	The Sellers’ obligation to pay any amounts of indemnification to the Purchaser shall be calculated in accordance with the following principles:

	a)	the documented effect of any tax benefit by the Purchaser shall be deducted when calculating the loss;

b)

the amount of any compensation or other recovery (including without limitation insurance proceeds) actually paid to the Purchaser shall be deducted when calculating the loss. If the Sellers have paid an amount for indemnification and the Purchaser subsequently recovers any payment or compensation with respect to such payment, the Purchaser shall pay to the Sellers’ the net amount so recovered after any Taxes associated with the recovery;

	c)	the occurrence of or increase of an amount to be paid by the Sellers being solely the result of any act or omission on the part of the Purchaser subsequent to Closing this amount shall be disregarded;

d)

the occurrence of or increase of amounts paid for indemnification being solely the result of any act or omission on the part of the Purchaser or their respective officers subsequent to Closing shall be disregarded;

	e)	only direct losses and not indirect or consequential losses shall be eligible for indemnification by the Sellers;

	f)	any indemnification to be made by the Sellers shall equal the amount of the loss sustained by the Purchaser or the Company without taking into consideration any multiple based on price earnings or similar ratios; and

	g)	in calculating whether or not a loss exceeds the thresholds in Clause 12.4.1, losses sustained in foreign currencies shall be converted into USD at the time when the claim is made.

12.5

Exclusion of limitations and the Purchaser’s other remedies

12.5.1

None of the limitations of the liability of the Sellers shall apply to (i) claims for any breach of any Warranties or breach of any covenant arising out of or as a result of intentional misrepresentation or wilful or grossly negligent misconduct, (ii) claims in relation to Clauses 9.3 (Title), 9.5 (Share Capital), and/or (iii) claims relating to the Specific Indemnities, cf. Clause 12.6.

12.5.2

The Parties agree that the remedies provided in this Clause 12 shall be the exclusive remedy of the Parties with respect to any breach of any Warranties. In particular, the Purchaser shall not be entitled to rescind the Agreement (hæve aftalen), and the Purchaser shall not be entitled to a proportionate reduction of the Purchase Price (forholdsmæssigt afslag).

12.6

Specific Indemnities

12.6.1

The Sellers agree to indemnify the Purchaser against any loss, suffered by the Company or the Purchaser as a result of claims from third parties, including without limitation authorities, arising out of criminal acts or omissions committed by present or previous employees of the Company with respect to Taxes and VAT prior to Closing.

13.

Restrictive covenant

13.1

Restrictive covenant for the Key Employees

13.1.1	Subject to Closing occurring, the Key Employees shall not

	•	for a period of two (2) years the latest of (i) the termination of the employment with the Company and/or (ii) the termination as a member of the Board of Directors, be engaged in any business (whether as holder of participating interests, as investor or in any other way) which provides goods or services of a nature identical or similar to the Company if such business is in direct competition with the business conducted by the Company at Closing; and

•

for a period of two (2) years from the latest of (i) the termination of the employment with the Company and/or (ii) the termination as a member of the Board of Directors, employ or offer employment to any of the employees of the Company as long as such employees are employed with the Company; and

•

for a period of two (2) years from the latest of (i) the termination of the employment with the Company and/or (ii) the termination as a member of the Board of Directors, solicit costumers of the Company or the Purchaser with the purpose of providing services similar to the Company, the Purchaser or any of its Affiliates.

13.1.2	Exceptions to restrictive covenant

Notwithstanding the obligations under Clause 13.1.1, the Key Employees shall be entitled to make investments in companies with listed securities, however, maximized to 1 (one) per cent of the share capital of the respective company. The limitation of 1 per cent does not apply to investments in the Purchaser.

13.1.3	Remedies for breach of restrictive covenant

In case either of the Sellers breach his obligations under Clause 13.1.1 and in case such breach has not been remedied by such Sellers within 10 (ten) Business Days from having received written notice from the Purchaser alleging that a breach has occurred, the Sellers in breach shall pay the Purchaser a penalty of DKK 100,000, unless the general rules of Danish law provide for a higher amount of damages. Any payment of a penalty shall not exempt the Sellers from their obligations under Clause 13.1.1. The Purchaser shall further be entitled to apply for restraining injunction against any such breach without provision of security.

14.

Miscellaneous

14.1

Publicity

Except for a press release to be issued by the Purchaser and except otherwise required by Law, no publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by both Parties and the Parties undertake to keep in strict confidence, and unless required by Law, not to disclose to any third parties any information on the details of the transactions contemplated by this Agreement or the negotiations leading to the conclusion thereof. The Purchase Price shall be kept in strict confidence. However, the Purchaser shall accept that the Purchase Price might be deducted from accounts, etc. of the Sellers.

14.2

Notices

14.2.1

Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified or registered or any other means of mail that requires a signed receipt as follows:

	(i) If to the Sellers, to:	With a copy to:

	Mobile People Holding ApS Tyrsbakke 6 DK-2840 Holte Denmark	Accura Advokataktieselskab Tuborg Boulevard 1 DK-2900 Hellerup Denmark

	e-mail: ja@mobilepeople.com	e-mail: kaare.stolt@accura.dk

	For the attention of: Jens Andersen	For the attention of: Kåre Stolt

	(ii) If to the Purchaser, to:	With a copy to:
	Local Matters, Inc.	Lett Law Firm
	1221 Auraria Parkway	Rådhuspladsen 4

	Denver, Colorado, USA	DK-1550 Copenhagen V
	80201	Denmark
	Fax: +(303) 572-1123	Fax +45 33 77 00 01
	e-mail: cfletcher@localmatters.com	e-mail: dmo@lett.dk
	For the attention of: Chief Executive Officer	For the attention of: Dan Moalem

	and	Cooley Godward Kronish LLP
380 Interlocken Crescent
Suite 900
Broomfield, Colorado, USA
80304
Fax: +(720) 566-4099 e-mail:mstack@cooley.com

For the attention of: Michael D. Stack

14.2.2

Any such notice shall be in the English language. Any Party may by notice given in accordance with Clause 14.2.1 to the other Party designate another address or Person for receipt of notices hereunder.

14.3

Waivers and Amendments

14.3.1

This Agreement may only be amended, superseded, cancelled, renewed or extended, and the terms hereof may only be waived by a written instrument signed by both Parties or, in the case of a waiver, by the Party waiving compliance.

14.3.2	No waiver of any of the provisions of this Agreement shall be effective unless signed by and on behalf of each of the Parties and subsequently attached as a Schedule to this Agreement.

14.4
No Assignment

This Agreement shall not be assignable, except by operation of Law and except by the Purchaser, who in such case shall be entitled to assign this Agreement to any entity within the Purchaser’s group of companies.

14.5

Governing Law and Arbitration

14.5.1

This Agreement shall be governed and construed in accordance with the laws of Denmark to the exclusion of any rules on choice of law or jurisdiction that would refer the subject matter to another governing law or jurisdiction.

14.5.2

Any disputes, controversies or disagreements arising out of or in connection with this Agreement, including any questions regarding the understanding of or the extent or scope of this Agreement, which cannot be settled amicably between the Parties, cannot be brought before a regular court of law, but shall be referred to and decided by an arbitration tribunal in accordance with the Rules of Procedure (international procedure) of the Danish Institute of Arbitration (Danish Arbitration).

14.5.3

The arbitrational tribunal shall consist of three arbitrators. The Sellers and the Purchaser shall in such case each appoint an arbitrator, and the Danish Institute of Arbitration shall appoint the chairman who shall be a judge.

14.5.4

The arbitration tribunal is to attend to the case being expedited to the maximum extent and the tribunal may not, unless under very special circumstances, when the situation calls for it, allow any of the Parties longer than 6 (six) weeks of preparation of each pleading. In case a Party disregards the stipulated deadline without the consent of the tribunal, the Party in question has lost its right of replication, unless the tribunal may extraordinarily decide otherwise. When the case has been set down for judgement by the arbitration tribunal, the tribunal is obliged to rule within 4 (four) weeks.

14.5.5	The place of arbitration shall be in Copenhagen, Denmark.

14.5.6	The language of the arbitration proceedings shall be English, unless otherwise agreed by the Parties.

14.6

Severability

14.6.1

The provisions hereof shall to the greatest extent possible be interpreted in such a manner as to comply with applicable law as set forth in Clause 14.5.1, but if any provision hereof should, notwithstanding such interpretation, be determined to be invalid, void or unenforceable, the remaining provisions of the Agreement shall not be affected thereby but shall remain in full force and effect and be binding upon the Parties.

14.6.2	Each Party acknowledges that this Agreement has been prepared jointly by the Parties and shall not be strictly construed against a Party.

14.7

Schedules

The Schedules shall be regarded as an integrated part of this Agreement. All references herein to Clauses, sub-Clauses and Schedules shall be deemed references to such parts of this Agreement, unless the context requires otherwise. In the event of any discrepancy between the Agreement and a Schedule, the Agreement shall outrank the Schedule.

14.8

Headings

The headings herein shall be for convenience only and shall not constitute a part of this Agreement, nor be deemed to limit or affect any of the provisions hereof.

14.9

Bookkeeping and Accounting Documentation

The Sellers and the Purchaser agree that the Purchaser shall cause the Company to keep on file all bookkeeping, accounting and tax documentation relating to the period prior to Closing for a period of six (6) years as of the relevant financial year. Upon the request of the Sellers, the Purchaser shall furnish to the Sellers copies of such bookkeeping, accounting or tax documentation as the Sellers may reasonably request.

14.10

Confidentiality

Any information of whatever nature relating to the business activities outside the scope of this Agreement of the Sellers or any subsidiary or associated company of the Sellers which the Purchaser has obtained or will obtain either in writing or orally from the representatives of the

Sellers in connection with the negotiation and Closing of this Agreement shall be confidential.

Furthermore, the Sellers will treat as confidential any information relating to the business activities of the Company.

Finally, the Parties will treat the terms of this Agreement as confidential except as agreed by the Parties or as required of the Parties under applicable securities law, under the provisions of Danish laws or regulations or as necessary for the Parties to defend their rights under this Agreement. In these instances, the other Party shall be informed prior to such disclosure whereas no advance approval shall be required.

14.11

Costs and Expenses

14.11.1

Each Party shall defray its own costs in connection with the negotiation, preparation and execution of this Agreement, including the costs and expenses of its own legal, financial and other advisors and representatives.

14.11.2	Any duty or charge payable in order to transfer the Company from the Sellers to the Purchaser, except from any Tax payments, shall be for the account of the Purchaser.

14.12

Entire Agreement

This Agreement and any other agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement between the Parties with respect to the purchase of the Shares and related transactions and supersede all prior agreements, written or oral, relating to the subject matter hereof.

14.13

Counterparts

This Agreement may be executed by the Parties hereto in 2 (two) separate counterparts, each of which when so executed and delivered, shall be an original, but such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

For and on behalf of Local Matters, Inc.:

/s/ Curtis H. Fletcher		/s/ Perry R. Evans

Name:	Curtis H. Fletcher	Name:	Perry R. Evans
Title:	Chief Financial Officer	Title:	President and Chief Executive Officer

For and on behalf of Mobile People Holding ApS:

/s/ Jens Andersen		/s/ Carsten Gildum

Name:	Jens Andersen	Name:	Carsten Gildum
Title:		Title:

For and on behalf of Mathias Schrøder (Warrantholder No. 1):

/s/ Mathias Schrøder

Name:	Mathias Schrøder
Title:

For and on behalf of Jonas Donovan Hansen (Warrantholder No. 2):

/s/ Jonas Donovan Hansen

Name:	Jonas Donovan Hansen
Title:

For and on behalf of Kasper Nikolaj Berntsen (Warrantholder No. 3):

/s/ Kasper Nikolaj Bernsten

Name:
Title:

For and on behalf of Brian Jakobsen (Warrantholder No. 4):

/s/ Brian Jakobsen

Name:	Brian Jakobsen
Title:

For and on behalf of Jakob Kramhøft (Warrantholder No. 5):

/s/ Jakob Kramhøft

Name:	Jakob Kramhøft
Title:

For and on behalf of Tue Haste Andersen (Warrantholder No. 6):

/s/ Tue Haste Andersen

Name:	Tue Haste Andersen
Title:

For and on behalf of Claudia Poepperl (Warrantholder No. 7):

/s/ Claudia Poepperl

Name:	Claudia Poepperl
Title:

For and on behalf of Jesper Wermuth (Warrantholder No. 8):

/s/ Jesper Wermuth

Name:	Jesper Wermuth
Title: